SUSA Partnership, L.P.
Ratio of earnings to fixed charges
Form S-3


                               Actual       9 months      03/24/94    Pro Forma
                                1995          1996        12/31/94       1994
                                ----          ----        --------       ----

Earnings:

Net income                     $30,420      $31,956        $12,137      $14,402

Interest expense                $3,004       $5,848         $1,404       $1,833

Amortization of debt expenses     $903         $425            $55          $55

Total Earnings                 $34,327      $38,229        $13,596      $16,290

Fixed Charges:

Interest expense                $3,004       $5,848         $1,404       $1,833

Capitalized interest              $532         $674             $0           $0

Amortization of debt expense      $903         $425            $55          $55

Total Fixed Charges             $4,439       $6,947         $1,459       $1,888

Ratio                             7.73         5.50           9.32         8.63